As filed with the Securities and Exchange Commission on March 2, 2000

                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              EVENFLO COMPANY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                               31-1360477
    (State or Other Jurisdiction of        (I.R.S. Employer Identification
    Incorporation or Organization)                     Number)

                         Northwoods Business Center II
                              707 Crossroads Court
                              Vandalia, Ohio 45377
                                 (937) 415-3300
   (Address, including Zip Code, of Registrant's Principal Executive Offices)

                             Evenflo Ownership Plan
                            (Full Title of the Plan)
                           --------------------------

                                Richard W. Frank
                             Evenflo Company, Inc.
                         Northwoods Business Center II
                              707 Crossroads Court
                              Vandalia, Ohio 45377
                                 (937) 415-3300
    (Name, Address, including Zip Code, and Telephone Number, including Area
                    Code, of Registrant's Agent for Service)

                                With Copies to:

                            Arthur D. Robinson, Esq.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                          New York, New York 10017-3954
                                 (212) 455-2000

                              --------------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                                             CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                        Proposed           Proposed
                                                                         Maximum            Maximum         Amount of
                                                     Amount to be     Offering Price       Aggregate       Registration
Title of Securities to be Registered                  Registered       Per Share (a)   Offering Price (a)      Fee(a)
-----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $1.00 par value per share     1,850,000 shares       $5.00            $9,250,000        $2,442.00
=======================================================================================================================

(a) Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the price at which common stock under the Plan will be sold, and the price at which options under the Plan may be exercised.

================================================================================

Item 1. Plan Information.

      Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

      Not required to be filed with this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents, previously filed by Evenflo Company, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration
Statement:

      (a) Amendment No. 3 to the Company's Registration Statement on Form S-4, as filed with the Commission on May 10, 1999;

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

      (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; and

      (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      The following description of the terms of the Common Stock is qualified in its entirety by reference to the provisions of the Management Stockholder's Agreement, filed as part of this Registration Statement as Exhibit 4.8 and by reference to the provisions of the Company's certificate of incorporation.

      The entire authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock designated as the "Class A Common Stock," (ii) 5,000,000 shares of non-voting Common Stock designated as the "Class B Common Stock," and (iii) 10,000,000 shares of Preferred Stock. As of September 30, 1999, there were (i) 10,000,000 shares of Class A Common Stock outstanding, (ii) no shares of Class B Common Stock outstanding and (iii) 400,000 shares of Preferred Stock outstanding.

Common Stock

      Voting Rights. The holders of the Class A Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. The holders of the Class B Common Stock do not have any voting rights with the exception of those described below. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Common Stock can, if they choose to do so, elect all of the directors. In such event, absent contractual provisions to the contrary, the holders of the remaining shares will not be able to elect any directors.

      Under Delaware law, holders of Class B Common Stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, increase or decrease the aggregate number of authorized shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

      Dividend Rights. All shares of Common Stock are entitled to share equally in such dividends on Common Stock as the Board of Directors may declare from sources legally available therefor.

      Liquidation Rights. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of Common Stock are entitled to share equally in the assets available for distribution to common shareholders after payment of all prior obligations of the Company.

      Other Matters. The holders of the Common Stock have no preemptive rights. All outstanding shares of Common Stock are, and the Common Stock offered hereby will be, fully paid and non-assessable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Registrant's Restated Certificate of Incorporation provides that the Registrant will indemnify directors and officers to the fullest extent permitted by Delaware laws for and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (brought in the right of the Registrant or otherwise by a third party or by such officer of director (in the latter case, only after authorization from the Board of Directors of the Registrant). The Restated Certificate of Incorporation also allows the Registrant to indemnify any person that is an employee or agent to the fullest extent permitted by Delaware law for and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (brought in the right of the Registrant or otherwise). The Registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant, in such capacities, may incur. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Sixth of the Registrant's Restated Certificate of Incorporation includes such a provision.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      See "Index to Exhibits."

Item 9. Undertakings.

      (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) to include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            (2) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vandalia, State of Ohio, on this 2nd day of March 2000.

                                       EVENFLO COMPANY, INC.


                                       BY: /s/ Daryle A. Lovett
                                          --------------------------------------
                                          Chief Financial Officer and
                                          Executive Vice President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       Signature                          Title                               Date
       ---------                          -----                               ----
/s/ Richard W. Frank        Chairman of the Board of Directors
-------------------------   and Chief Executive Officer
    Richard W. Frank        (Principal Executive Officer)               March 2, 2000


/s/ Daryle A. Lovett        Chief Financial Officer and Executive
-------------------------   Vice (Principal Financial Officer and       March 2, 2000
    Daryle A. Lovett        Principal Accounting Officer)


/s/ Ronald P. Moran         Vice President, General Counsel
-------------------------   and Secretary                               March 2, 2000
    Ronald P. Moran


/s/ Henry R. Kravis         Director                                    March 2, 2000
-------------------------
    Henry R. Kravis


/s/ George R. Roberts
-------------------------   Director                                    March 2, 2000
    George R. Roberts


/s/ Michael T. Tokarz
-------------------------
    Michael T. Tokarz       Director                                   March 2, 2000


/s/ Marc S. Lipschultz
-------------------------
    Marc S. Lipschultz      Director                                   March 2, 2000


/s/ Edwin L. Artzt
-------------------------
    Edwin L. Artzt          Director                                   March 2, 2000


                                INDEX TO EXHIBITS

Exhibit
Number                                  Description

4.1 Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (File No. 333-64893) and incorporated herein by reference).

4.2 By-laws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-4 (File No. 333-64893) and incorporated herein by reference).

4.3 Indenture dated as of August 20, 1998, between the Company and HSBC Bank USA (formerly known as Marine Midland Bank), as Trustee (filed as Exhibit
      4.1 to the Company's Registration Statement on Form S-4 (File No. 333-64893) and incorporated herein by reference).

4.4   Form of 11 3/4% Senior Note due 2006 (included in Exhibit 4.3).

4.5   Form of 11 3/4% Series B Senior Note due 2006 (included in Exhibit 4.3).

4.6 Registration Rights Agreement dated as of August 20, 1998, among the Company, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BancAmerica Robertson Stephens (filed as Exhibit 4.4 to the Company's Registration Statement on Form S-4 (File No. 333-64893) and incorporated herein by reference).

4.7   Evenflo Ownership Plan.

4.8   Form of Management Stockholder's Agreement (Initial Grant).

4.9   Form of Management Stockholder's Agreement (New Hires/Subsequent Grants).

4.10  Form of Non-Qualified Stock Option Agreement (Initial Grant).

4.11  Form of Non-Qualified Stock Option Agreement (New Hires/Subsequent
      Grants).

4.12  Form of Sale Participation Agreement.

4.13 Registration Rights Agreement, dated August 20, 1998, between the Company and KKR 1996 Fund L.P. (filed as Exhibit 10.4 to the Company's Registration Statement on Form S-4 (File No. 333-64893) and incorporated herein by reference).

5     Opinion of Ronald P. Moran, Esq.

15    Letter in lieu of consent of Deloitte & Touche LLP.

23.1 Consent of Deloitte & Touche LLP, independent auditors, with respect to the Company.

23.2 Consent of Ronald P. Moran, Esq. (included as part of its opinion filed as Exhibit 5 hereto).